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                                                                    EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 19, 1998 (except with respect to the matter discussed in Note 15 to the consolidated financial statements as to which the date is February 23, 1998) included in the Form 10-K for Chattem, Inc. for the year ended November 30, 1997 and our report dated January 19, 1998 (except with respect to the matter discussed in Note 6 to the financial statements as to which the date is February 23, 1998) included in the Form 10-K for Signal Investment & Management Co. for the year ended November 30, 1997 and to all references to our Firm included in the registration statement.


/s/ Arthur Andersen LLP

December 18, 1998
Chattanooga, Tennessee